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                       December 21, 2022

       Albert Hill IV
       Chief Financial Officer
       Rose Hill Acquisition Corporation
       981 Davis Dr. NW
       Atlanta, GA 30327

                                                        Re: Rose Hill
Acquisition Corporation
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-40900

       Dear Albert Hill IV:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction